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     Exhibit 99.1



     AEROPOSTALE REPORTS BETTER-THAN-EXPECTED MARCH SALES RESULTS

Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the five-week period ended April 5, 2003 increased 29.2% to $46.5 million, compared to $36.0 million for the five-weeks ended April 6, 2002. The Company generated a March comparable store sales increase of 0.1% versus the year-ago comparable store sales increase of 35.1%.

Julian R. Geiger, Chairman and CEO said, "We were very pleased with our sales performance during the month, which came against a very difficult comparison to March of last year and the Easter calendar shift. We believe that our strong performance is indicative of a compelling merchandise assortment and growing brand acceptance."

Fiscal year to date, total net sales have increased 28.0% to $73.7 million, compared to $57.6 million in the year-ago period. Year to date comparable store sales have decreased 1.1% versus a comparable store sales increase of 28.5% for the same period in the prior year.

To hear the Aeropostale prerecorded March sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number 3788345#.

About Aeropostale, Inc.
Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 376 stores in 36 states.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the company's ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company's prospectus dated May 16, 2002 filed with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.